Exhibit 99.1

K-Swiss Reports Fourth Quarter Results

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--February 18, 2010--K•Swiss Inc. (NASDAQ: KSWS) today announced results for the fourth quarter and year ended December 31, 2009. The sale of Royal Elastics on April 30, 2009, is accounted for as a discontinued operation in the Company’s financial results and is excluded from futures orders data for the current and prior-year periods.

Financial Highlights

Net loss for the fourth quarter of 2009 was $12,488,000, or $0.36 per diluted share, compared with net loss of $13,714,000, or $0.39 per diluted share, in the prior-year period. Results for the fourth quarter of 2009 include a one-time, pre-tax, non-cash impairment charge related to the goodwill and intangible assets related to the trademarks of Palladium of $4,830,000, or $0.13 per diluted share (after tax). Net loss for the year ended December 31, 2009, was $27,962,000, or $0.80 per diluted share, compared with net earnings of $20,885,000, or $0.59 per diluted share, in the year ended December 31, 2008. Results for the year ended December 31, 2009, include the impairment charge noted above, plus a pre-tax non-operating loss of $2,616,000, or $0.08 per diluted share (after tax), from the acquisition of the remaining interest in Palladium SAS in June 2009, and a pre-tax gain of $1,367,000, or $0.03 per diluted share (after tax), from the sale of Royal Elastics in April 2009. Earnings for 2008 include a pre-tax gain of $30,000,000, or $0.52 per diluted share (after tax), related to the settlement of litigation.

For the fourth quarter of 2009, total worldwide revenues decreased 21.4% to $42,020,000 compared with $53,490,000 in the prior-year period. Domestic revenues decreased 31.8% to $18,087,000 in the fourth quarter, and international revenues decreased 11.2% to $23,933,000. Total worldwide revenues for 2009 decreased 26.5% to $240,729,000, compared with $327,405,000, in 2008. Domestic revenues decreased 26.9% to $101,181,000, and international revenues decreased 26.2% to $139,548,000.

Futures Orders

Worldwide futures orders with start ship dates from January through June 2010 decreased 12.6% to $80,924,000 at December 31, 2009, compared with $92,566,000 at December 31, 2008. Domestic futures orders decreased 6.6% to $29,583,000 at December 31, 2009, from $31,689,000 the previous year. International futures orders decreased 15.7% to $51,341,000 at December 31, 2009, from $60,877,000 the previous year.

Stock Repurchase Authorization

In November 2009, the Board of Directors authorized a new stock repurchase program for the Company to repurchase up to $70 million of the Company's Class A Common Stock through December 31, 2014. The program replaced the Company's previous 2004 stock repurchase authorization for up to 5,000,000 shares that expired on December 31, 2009.

2010 Guidance Policy

Due to uncertainty surrounding the projected marketing investment for 2010, the potential for a deferred tax asset reserve in the second half of the year and a post-year-end decline in second quarter 2010 backlog relative to the prior year, the Company will only issue revenue guidance and certain key assumptions for 2010.

For 2010, the Company expects full year consolidated revenues to be comparable to 2009. On a year-over-year basis, the Company expects to report a decline in the first quarter, a flat comparison in the second quarter and increases in the third and fourth quarters. The uncertainty about forecasting revenues is illustrated by the unusual, subsequent decline in second quarter 2010 backlog, relative to the prior year, from December 31, 2009, to now.

Consolidated gross margin is expected to increase to approximately 40% compared with 35.8% in 2009 due to expected lower closeout sales during 2010 compared to 2009.

Selling, general & administrative expenses are expected to rise to $135 million to $140 million due to increased marketing expenditures. These expenditures will be continually evaluated and could change over time, including the possibility of even greater marketing expenditures depending on available branding opportunities.

The tax benefit rate is projected to be approximately 30%. Should the Company be unable to substantiate evidence for realizing the benefit of its deferred tax assets in the second half of the year, the Company might be required to establish a reserve of $8 million at December 31, 2010, plus any deferred tax assets established in 2010.

Steven Nichols, Chairman of the Board and President, stated, “We continued to make progress in the quarter with managing overhead and inventories tightly, allocating resources to revitalize our brands and securing strategic sponsorships in tennis and running. As evidenced by our guidance for 2010, we will continue to invest in marketing, design, development and technologies to position the K•Swiss and Palladium brands for success in 2011.”

Investor Conference Call and Web Simulcast

K•Swiss will conduct a conference call on its fourth quarter 2009 results today, at 11:00 a.m. ET. The number to call for this interactive teleconference is (212) 231-2902. A replay of this conference call will be available until February 25, 2010, by dialing (402) 977-9140 and entering the passcode, 21450547.

The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K•Swiss' quarterly conference call will be available online at www.streetevents.com and www.earnings.com today, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through February 25, 2010.

K•Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K•Swiss and Palladium brands.

Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, availability of credit, industry trends, merchandise trends, including market acceptance of the Company's product offerings, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a deepening of the current worldwide recession. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-K for the year ended December 31, 2009, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "futures" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.

K•Swiss Inc. Consolidated Statements of Earnings/Loss
(In thousands, except earnings per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)
Revenues	$42,020	$53,490	$240,729	$327,405
Cost of goods sold	26,693	40,668	154,558	195,385
Gross profit	15,327	12,822	86,171	132,020
Selling, general and administrative expenses	27,694	29,573	118,303	139,899
Impairment on intangibles and goodwill	4,830	-	4,830	-
Operating (loss) profit	(17,197)	(16,751)	(36,962)	(7,879)
Other (expense) income, net	-	-	(1,249)	30,000
Interest Income, net	352	1,715	1,050	8,216
(Loss) earnings before income taxes and discontinued operations	(16,845)	(15,036)	(37,161)	30,337
Income tax (benefit) expense	(4,605)	(3,134)	(9,663)	5,882
(Loss) earnings from continuing operations	(12,240)	(11,902)	(27,498)	24,455
Loss from discontinued operations, less applicable income tax	(248)	(1,812)	(464)	(3,570)
Net (loss) earnings	$(12,488)	$(13,714)	$(27,962)	$20,885
Basic (loss) earnings per share	$(0.36)	$(0.39)	$(0.80)	$0.60
Diluted (loss) earnings per share	$(0.36)	$(0.39)	$(0.80)	$0.59
Weighted average number of shares outstanding
Basic	35,118	34,853	34,962	34,785
Diluted	35,118	34,853	34,962	35,407

K•Swiss Inc. Condensed Balance Sheets
(In thousands)

			December 31,
			2009	2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents			$161,933	$207,423
Investments available for sale			31,209	-
Accounts receivable, net			27,487	34,959
Inventories			48,183	74,417
Prepaid expenses and other			2,472	9,301
Income taxes receivable			13,821	-
Deferred taxes			2,881	6,676
Total current assets			287,986	332,776
PROPERTY, PLANT AND EQUIPMENT, NET			22,053	25,686
OTHER ASSETS
Intangible assets			15,259	22,776
Deferred taxes			9,538	4,474
Other			9,314	8,578
Total other assets			34,111	35,828
			$344,150	$394,290

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit and short-term debt			$3,463	$4,355
Trade accounts payable			11,639	25,059
Income taxes payable			335	339
Accrued liabilities			12,898	22,386
Total current liabilities			28,335	52,139
OTHER LIABILITIES
Long-term debt			744	1,021
Other liabilities			13,288	12,609
Manditorily redeemable minority interest			-	3,759
Total other liabilities			14,032	17,389
STOCKHOLDERS' EQUITY			301,783	324,762
			$344,150	$394,290

CONTACT:
K•Swiss Inc.
George Powlick, 818-706-5100
Chief Financial Officer